Exhibit 23.1

                              ACCOUNTANT'S CONSENT



We consent to the use of our report dated December 27, 2001 on the consolidated financial statements of ValCom, Inc. and subsidiaries as included in the Form Form SB-2, dated on or about June 4, 2002 for registration of 250,000 shares of ValCom, Inc. Common Stock.


/s/ Jay J. Shapiro
Jay J. Shapiro, CPA
a professional corporation

Encino, California
June 4, 2002